Exhibit 10.8

July 19, 2019

Dear Mr. CHEUNG Koon Wing

Employment Agreement of YIP Tze Wai Albert

We refer to the Employment Agreement between Cosmos Group Holdings, Inc. (the “Company”) and YIP Tze Wai Albert (the “Executive”) dated July 19, 2019 (the “Agreement”).

This letter confirms the agreement between you as a shareholder of the Company and the Company, as follows:

You will transfer up to Two Million One Hundred Forty Nine Thousand Two Hundred Ninety Three (2,149,293) shares of the common stock of the Company (the “Shares”) at a price of US$8.99 per share, which is the fair market value of the common stock, to the Company, for the sole and exclusive purpose of immediately transferring the same to the Executive or his designated entity, namely Syndicate Capital (Asia) Limited (“SCAL”), for the purpose of fulfilling the Company’s obligations under the Agreement.

The Shares shall be subject to clawback in accordance with the terms of Sections 3 and 4 of the Agreement (the “Clawback”). Should the Clawback occurs, COSG shall transfer the shares being clawed back to you.

COSMOS GROUP HOLDINGS, INC.

__________________

By: Miky Y.C. Wan

Its: Director

ACCEPTED AND AGREED TO:

__________________

By: CHEUNG Koon Wing

Room 1705-06, 17th Floor, Tai Yau Building, No. 181 Johnston Road, Wanchai, Hong Kong

Tel: (852) 3643 1111 Fax: (852) 3643 1125